FORM 3
                            U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549

                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


                  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company
              Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person

               Thurber                 Thomas                  N.
      ------------------------------------------------------------------------
                (Last)                (First)               (Middle)

                         5850 San Felipe
      ------------------------------------------------------------------------
                                (Street)

          Houston                   Texas                     77057
      -------------------------------------------------------------------------
           (City)                  (State)                   (Zip)

2.    Date of Event Requiring           9/24/96
      Statement (Month/Day/Year)----------------------------------------------

3.    IRS or Social Security Number of
      Reporting Person (Voluntary)
                                             --------------------------------

4.    Issuer Name and Ticker or Trading Symbol

      Property Secured Investments, Inc.

5.    Relationship of Reporting Person to Issuer (Check all applicable)

      ..X.. Director                         ..X.. 10% Owner

      ..X.. Officer (give title below)       ..... Other (specify below)

                  ---------------------------------------------

6.    If Amendment, Date of Original (Month/Day/Year)

                                                           --------------------

7.    Individual or Joint/Group Filing (Check Applicable Line)

      ..X.. Form filed by One Reporting Person

      ..... Form filed by More than One Reporting Person



                    Table I -- Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------------------------------------------

1. Title of Security (Instr. 4)    2. Amount of        3. Ownership Form:       4. Nature of Indirect Beneficial
                                   Securities Bene-    Direct (D) or            Ownership (Instr. 5)
                                   ficially Owned      Indirect (I)
                                   (Instr. 4)          (Instr. 5)

     Common Stock                  7,200 shares                D                  N/A
----------------------------------------------------------------------------------------------------------------






                     Table II -- Derivative Securities Beneficially Owned (e.g.,
                 puts, calls, warrants, options, convertible securities
-----------------------------------------------------------------------------------------------------------------------------------

1. Title of Derivative   Date Exerciseable     3. Title and Amount of             4. Con-        5. Ownership       6. Nature of
   Security (Instr. 4)   and Expiration Date      Securities Underlying              version or     Form of            Indirect
                         (Month/Day/Year)         Derivative Security (Instr. 4)     Exercise       Derivative         Beneficial
                         ----    ------------     ------------------------------     Price of       Security:          Ownership
                         Date      Expiration               Amount or                Derivative     Direct (D)         (Inst. 5)
                         Exer-     Date                     Number of                Security       or Indirect
                         cisable                  Title     Shares                                  (I) (Instr. 5)



-----------------------------------------------------------------------------------------------------------------------------------








Explanation of Responses:



** Intentional misstatements or omissions of facts        /s/  Thomas N. Thurber               10/3/96
   constitute Federal Criminal Violations.                -----------------------------------  --------
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  ** Signature of Reporting Person     Date

Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, See
Instruction 6 for procedure.